Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated May 8, 2001, accompanying the consolidated statements of earnings, cash flows and stockholders’ equity of Kent Electronics Corporation and Subsidiaries for the year ended March 31, 2001, which is included in the Annual Report of Avnet, Inc. and Subsidiaries on Form 10-K for the year ended June 27, 2003. We hereby consent to the incorporation by reference of said report into Avnet, Inc.’s previously filed Registration Statements on Form S-8 No. 33-62583, No. 333-101039 relating to common stock of Avnet, Inc. issuable under the Avnet Employee Stock Purchase Plan.

/s/ Grant Thorton LLP

Houston, Texas
January 19, 2004